Rule 424(b)(3)
                                           Registration No. 33-65221

PRICING SUPPLEMENT NO.  1,  DATED FEBRUARY 14, 1996

(To Prospectus Dated January 18, 1996, as supplemented by Prospectus Supplement Dated February 1, 1996)

                   INTERNATIONAL MULTIFOODS CORPORATION
                       Medium-Term Notes, Series B


Form of Note:

/ X /Book-Entry
/   /     Certificated

Principal Amount:   U.S. $10,000,000

Original Issue Date:   February 20, 1996

Maturity Date:   March 15, 2006

Interest Rate Basis:

/ X /     Fixed Rate Note
/   /          Commercial Paper Rate Note
/   /          CD Rate Note
/   /          CMT Rate Note
               Designated CMT Telerate Page:______________
               Designated CMT Maturity Index:_____________
/   /          Federal Funds Rate Note
/   /          11th District Cost of Funds Rate Note
/   /          Kenny Rate Note
/   /          LIBOR Note
               Designated LIBOR Currency:_______________
               Designated LIBOR Page:___________________
/   /           Prime Rate Note
/   /          Treasury Rate Note
/   /          Other Base Rate (as described below)
/   /          Zero Coupon Note (as described below)
/   /          Currency Indexed Note (as described below)
/   /          Commodity Indexed Note (as described below)
/   /          Amortizing Note (as described below)

Issue Price (Dollar Amount and Percentage of Principal
     Amount):   $10,000,000/100%

Agent's Commission:   $62,500

Net Proceeds to the Company:   $9,937,500

Trade Date:   February 14, 1996

Settlement Date:   February 20, 1996

Redemption Terms:   N/A

Repayment Terms:    N/A

Other Terms:    N/A

Denominations:     $1,000

Interest Rate/Initial Interest Rate:    6.20%

Interest Payment Dates:   March 15 and September 15

First Interest Payment Date:    March 15, 1996

Regular Record Dates:    March 1 and September 1

Interest Determination Dates:     N/A

Interest Reset Dates:     N/A

Calculation Dates:         N/A

Index Maturity:    N/A

Spread:    N/A

Spread Multiplier:    N/A

Maximum Interest Rate:   N/A

Minimum Interest Rate:    N/A

For Original Issue Discount Notes:

          Original issue discount:     N/A

          Yield to maturity:     N/A

Calculation  Agent:    N/A

Determination Agent:    N/A

Currency Determination Agent:   N/A

Agent:    BA Securities, Inc.

CUSIP Number:    46004QAV3

Aggregate initial offering price of Debt Securities
issued under Registration Statement No. 33-65221 through date hereof
(including this Note):   $10,000,000

Aggregate initial offering price of Notes issued
     through date hereof (including this Note):   $10,000,000


"NA" as used herein means "Not Applicable."